Exhibit 99.B(h)(xiii)

CLASS K AND INSTITUTIONAL CLASS

ADMINISTRATION AND SUPERVISORY AGREEMENT

FOR THE BAILLIE GIFFORD FUNDS

This CLASS K AND INSTITUTIONAL CLASS ADMINISTRATION AND SUPERVISORY AGREEMENT, made as of May 1, 2017 by and between Baillie Gifford Funds, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), on behalf of each of the series listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”) and Baillie Gifford Overseas Ltd., a company incorporated in Scotland (“BGOL”),

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, BGOL serves as the Funds’ investment adviser; and

WHEREAS, the Trust desires to retain BGOL to furnish, or facilitate the furnishing of, certain shareholder services to the Funds; and

WHEREAS, on or after the effective date of this Agreement, each Fund will offer Class K and Institutional Class shares; and

WHEREAS, it is the intention of each Fund to offer Class K and Institutional Class shares to beneficial owners who will purchase shares through retirement plan platforms (“Plans”) and other financial intermediaries;

NOW, THEREFORE, the parties hereby agree as follows:

1.             Appointment of BGOL.  The Trust hereby appoints BGOL to provide administration and supervisory services to the Funds with respect to Class K and Institutional Class shares for the period and on the terms herein set forth.  BGOL accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Duties of BGOL.  (a) BGOL shall provide, coordinate or otherwise support the provision of, any combination of the following services, in each case with respect only to current holders of record and/or current beneficial owners of Class K and Institutional Class shares of the Funds, as agreed upon by the parties from time to time: (i) preparing and delivering, or otherwise supporting the preparation and delivery, of shareholder reporting documentation; (ii) delivering, or supporting the delivery, of prospectuses, statements of additional information, shareholder reports, proxy statements, and other materials; (iii) providing, or supporting the provision of, educational materials regarding the Funds; (iv) responding, or aiding in the response, to shareholder inquiries or ad-hoc servicing requests; (v) receiving and answering correspondence, or supporting activities in connection therewith; (vi) providing access to portfolio management personnel; (vii) determining, or supporting the determination of, amounts of dividends and distributions payable by the Funds; (viii) facilitating the processing and payment of redemption proceeds on a T+1 basis to current record and/or beneficial shareholders; (ix) arranging for the engagement of third-party service providers (“Sub-Accounting Agents”) to provide sub-accounting or sub-transfer agency services and overseeing the activities of such Sub-Accounting Agents as they relate to servicing the Funds or their shareholders; (x) coordinating the remission of payments to Sub-Accounting Agents; (xi) facilitating initial and ongoing communication between, and coordinating the transaction and recordkeeping services provided by the Funds’ custodian, transfer agent, administrator and Sub-Accounting Agents; and (xii) other similar services not otherwise provided by the Funds’ custodian, transfer agent, administrator or Sub-Accounting Agents.

(b)           BGOL shall also oversee, coordinate and facilitate the provision of personal services, accounting or sub-accounting, recordkeeping and/or other administrative services to shareholders by Sub-Accounting Agents, including but not limited to the following: (i) establishing and maintaining one or more omnibus accounts with the transfer agent for the Funds; (ii) establishing and maintaining sub-accounts and sub-account balances for each Plan and Plan participant that may be a holder of Fund shares; (iii) processing orders by Plans and Plan participants or other shareholders to purchase, redeem and exchange shares; (iv) transmitting to the Funds’ transfer agent net subscription or net redemption orders reflecting subscription, redemption and exchange orders received by it with respect to Fund shareholders; (v) receiving and transmitting the purchase price or redemption proceeds relating to orders; (vi) mailing periodic reports, transaction confirmations and sub-account information to Plans and Plan participants; (vii) answering inquiries about the Funds or about a Plan’s or Plan participant’s sub-account balances or distribution options; (viii) providing assistance to shareholders effecting changes to their dividend options, account designations or addresses; (ix) disbursing income dividends and capital gains distributions; (x) preparing and delivering to shareholders, and state and federal authorities including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation; and (xi) withholding on dividends and distributions as may be required by state or federal authorities from time to time.

(c)          BGOL will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services for the benefit of Fund shareholders.

(d)           In furtherance of Section 8(e) of the distribution agreement with the Funds, BGOL may establish an intercompany arrangement with Baillie Gifford Funds Services LLC (“BGFS”) which may provide, among other things, that BGFS shall provide such assistance to

BGOL as BGOL may reasonably request with respect to the provision of the foregoing services and account maintenance services for the benefit of existing shareholders.

3.             Compensation of BGOL.  (a) As full compensation for the services rendered and expenses borne by BGOL in connection with the services BGOL provides under this Agreement, the Trust, on behalf of each Fund, agrees to pay to BGOL a fee at the annual rate provided for in Schedule B attached hereto (the “Administration and Supervisory Fee”).  Such fee shall be computed and accrued daily and payable quarterly.  BGOL intends to retain the Administration and Supervisory Fee as compensation for its services under this Agreement.

(b)           For any period less than a full quarter during which this Agreement is in effect, the compensation payable to BGOL hereunder shall be prorated.

(c)           None of the services or activities of BGOL or any Sub-Accounting Agent described herein are intended to result in the sale of shares issued by the Funds, and BGOL shall use reasonable efforts to ensure that payments made under this Agreement do not constitute payments required to be made pursuant to a plan adopted under Rule 12b-1 under the 1940 Act. The Funds intend to adopt an Administration, Supervisory and Sub-Accounting Services Plan pursuant to Rule 12b-1 under the 1940 Act that is defensive in nature (a “12b-1 Plan”). BGOL agrees to provide the Board with any and all information that the Board may reasonably request in connection with the Board’s initial and annual approval of any such 12b-1 Plan or the Board’s quarterly review of any amounts paid pursuant to this Agreement.

4.             Term, Termination, Continuation and Amendment of this Agreement.  (a) This Agreement shall become effective with respect to the Trust and each Fund on the date first written above.  This Agreement shall continue in effect for a period of more than one year after the date this Agreement takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of (i) the Board of the Trust, and (ii) the Trustees of the Trust who are not interested persons (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on this Agreement.

(b)           This Agreement may be terminated as to the Trust or as to any Fund at any time without the payment of any penalty on sixty days’ written notice to the other party (i) by vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act), (ii) by vote of a majority of the outstanding voting securities of the Trust or the relevant Fund, or (iii) by BGOL.  This Agreement shall terminate automatically in the event of its assignment.

(c)           This Agreement may not be amended to increase materially the amount of the Administration and Supervisory Fee without approval in the manner provided for the continuation of this Agreement in paragraph 4(a) hereof.  This Agreement may also not be amended to contemplate payments by the Trust for distribution or to increase materially the amount to be spent by the Trust for distribution without shareholder approval.

5.             Scope of Trust’s Obligations.  A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts.  BGOL acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust.  BGOL further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

6.             Governing Law.  This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflicts of interest laws thereof.

7.             Miscellaneous.  (a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b)           Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c)           Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BAILLIE GIFFORD FUNDS, on behalf of
each of its series set forth in Schedule A attached hereto

By	/s/ David W. Salter
Name:	David W. Salter
Title:	President

BAILLIE GIFFORD OVERSEAS LIMITED

By	/s/ Dickson Jackson
Name:	Dickson Jackson
Title:	Director

Schedule A

The International Equity Fund
The EAFE Fund
The EAFE Choice Fund The EAFE Pure Fund
The Emerging Markets Fund
The Global Alpha Equity Fund The Long Term Global Growth Equity Fund
The U.S. Equity Growth Fund The Asia Ex Japan Fund

Schedule B

Amended and restated effective as of May 1, 2017

Compensation to BGOL

The fee payable by the Trust on behalf of each Fund shall be computed at the annual rate equal to that Fund’s average daily net assets for its then current fiscal year as noted below:

Class	Administration and Supervisory Fee
Class K	0.17%
Institutional Class	0.17%